EXHIBIT 23.2

The consolidated financial statements give effect to a one for one and one half reverse stock split of the common stock of Pharmasset, Inc. and subsidiary which will take place prior to the effective date of the Registration Statement of which the prospectus is a part. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the one for one and one half reverse stock split of the common stock of Pharmasset, Inc. and subsidiary described in Note 16 to the consolidated financial statements and assuming that from May 5, 2006 to the date of such completion, no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 19, 2007

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-133907 on Form S-1 of our report dated May 5, 2006 (January 4, 2007, as to the effects of the restatement discussed in Note 15, and March [    ], 2007, as to the effect of the reverse stock split, discussed in Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 15) related to the consolidated financial statements of Pharmasset, Inc. and subsidiary as of and for the nine months ended September 30, 2005 and for the year ended December 31, 2004, appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Parsippany, New Jersey

March [    ], 2007